UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐ Soliciting Material Pursuant to § 240.14a-12
ENZON PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
BUSINESS EXPERIENCE OF DIRECTORS
DIRECTORS’ NOMINATION
DIRECTORS’ COMPENSATION
CORPORATE GOVERNANCE
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE REPORT
TRANSACTIONS WITH RELATED PERSONS
REPORT OF THE FINANCE AND AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT AUDITORS
ANNUAL REPORT TO STOCKHOLDERS
STOCKHOLDER PROPOSALS

685 Route 202/206
Bridgewater, New Jersey 08807
(908) 541-8600
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2008
     To our Stockholders:
     The annual meeting of stockholders (the “Annual Meeting”) of Enzon Pharmaceuticals, Inc., a Delaware corporation (“Enzon” or the “Company”), will be held at the Conrad Hotel Indianapolis, 50 W. Washington Street, Indianapolis, Indiana 46204, on Thursday, May 22, 2008 at 9:00 a.m. local time, for the following purposes:
1.	To elect three Class III directors, to serve for a term of three years until the 2011 Annual Meeting and until their successors are duly elected and qualified (Proposal No. 1);

2.	To ratify the selection of KPMG LLP, independent registered public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2008 (Proposal No. 2); and

3.	To transact such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.
     Only holders of record of the Company’s common stock at the close of business on April 8, 2008 are entitled to vote at the Annual Meeting.
     We hope that as many stockholders as possible will personally attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Sending in your proxy will not prevent you from voting in person at the Annual Meeting. If you vote in person at the Annual Meeting, that vote will revoke any prior vote you have submitted.
By Order of the Board of Directors,

Paul S. Davit
Corporate Secretary
Bridgewater, New Jersey
April 16, 2008
     The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2007 accompanies this notice but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation materials.

685 Route 202/206
Bridgewater, New Jersey 08807
(908) 541-8600

PROXY STATEMENT

     The Company is furnishing this Proxy Statement and the enclosed proxy card to stockholders of record of Enzon Pharmaceuticals, Inc. (“Enzon” or the “Company”) as of April 8, 2008, in connection with its solicitation of proxies for use at the annual meeting of stockholders and any adjournment(s), postponement(s) or other delays thereof (the “Annual Meeting”) to be held on Thursday, May 22, 2008 at the Conrad Hotel Indianapolis, 50 W. Washington Street, Indianapolis, Indiana at 9:00 a.m. local time. The accompanying proxy is solicited by the Board of Directors of Enzon (the “Board of Directors” or the “Board”) and is revocable by the stockholder any time before it is voted. This Proxy Statement is being mailed to stockholders of the Company on or about April 16, 2008, accompanied by the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2007. Enzon’s principal executive offices are located at 685 Route 202/206 Bridgewater, New Jersey 08807, telephone (908) 541-8600.
Who May Vote
     Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock” or “Common Shares”), outstanding at the close of business on April 8, 2008 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 44,766,269 Common Shares outstanding and entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.
Voting Requirements
     One-third of the Common Shares entitled to vote at the Annual Meeting present in person or by proxy constitutes a quorum for action at the meeting. Directors are elected by a plurality of the votes cast, and the three nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected directors for a three-year term and until their successors are duly elected and qualified. The ratification of the appointment of independent auditors requires the favorable vote of a majority of the Common Shares present or represented by proxy at the Annual Meeting and entitled to vote thereon.
     In the election of directors, broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of independent auditors, abstentions from voting will have the same effect as voting against such ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote.
The Board of Directors’ Voting Recommendations
     The Board of Directors recommends that you vote your shares “FOR” each of the Class III nominees named in this Proxy Statement that are standing for election to the Board of Directors, and “FOR” the ratification of KPMG LLP as our independent auditors.
How to Vote
     You may vote either in person at the Annual Meeting or by proxy whether or not you plan to attend the meeting. To vote by proxy, you should sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

     Giving us your proxy means you authorize the persons appointed as proxies to vote your shares at the Annual Meeting in the manner that you have indicated. If you sign and return the enclosed proxy card but do not indicate your vote, the appointed proxies will vote your shares “FOR” the Board’s nominees and “FOR” the ratification of the appointment of our independent auditors.
If You Plan to Attend the Annual Meeting
     Attendance at the Annual Meeting will be limited to stockholders as of the Record Date. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.
     If you are a registered stockholder, you may vote your shares in person by ballot at the Annual Meeting. If you hold your Common Shares in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Annual Meeting.
Revoking a Proxy
     You may revoke your proxy by submitting a new proxy with a later date or by notifying our Secretary before the Annual Meeting by mail at the address shown on page 1. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.
How We Solicit Proxies
     We solicit the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of Common Stock. We have engaged the services of D.F. King & Co., Inc. to assist us in the solicitation of proxies for an anticipated fee of $10,000 plus expenses.
If You Receive More Than One Proxy Card
     If you hold your Common Shares in more than one account, you will receive a proxy card for each account. To ensure that all of your Common Shares are voted, please sign, date and return the proxy card for each account. You should vote all of your Common Shares.
Other Business
     The Board of Directors is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your Common Shares will be voted in accordance with the discretion of the appointed proxies.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
     Pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as amended, the Board of Directors is comprised of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office until the third annual meeting of stockholders after such election and until successors of such directors are duly elected and qualified. The Governance and Nominating Committee has recommended to the Board, and the Board also recommends, that the stockholders elect the Class III director nominees at this year’s Annual Meeting to serve until the 2011 Annual Meeting and until their successors are duly elected and qualified. The proxies solicited by this Proxy Statement cannot be voted for more than three nominees at the Annual Meeting. The nominees for election to the office of director, and certain information with respect to their backgrounds and the backgrounds of non-nominee directors, are set forth below. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named herein as Class III directors. In the event that any nominee named herein is unable or unwilling to serve as a director, discretionary authority is reserved to the Board of Directors to vote for a substitute. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve if elected.
     The name, age and year in which the term expires of each member of or nominee for election to the Board of Directors is set forth below

				Term Expires on the
				Annual Meeting
		Director	Position with	Held
Name	Age	Since	the Company	In The Year
Nominees:
Rolf A. Classon	62	1997	Director	2008
Robert LeBuhn	75	1994	Director	2008
Robert C. Salisbury	64	2005	Director	2008
Continuing Directors:
Phillip M. Renfro	62	2005	Director	2009
Jeffrey H. Buchalter	50	2004	President, Chief Executive Officer and Chairman of the Board	2010
Goran A. Ando, M.D.	59	2004	Director	2010
Victor P. Micati	68	2004	Director	2010
BUSINESS EXPERIENCE OF DIRECTORS
Class III Director Nominees for Election at the 2008 Annual Meeting
     Rolf A. Classon, age 62, has served as a director of the Company since January 1997. Mr. Classon is chairman of Hillenbrand Industries, a provider of health care and funeral services, and served as its interim chief executive officer from May 2005 until March 2006. From 2002 to 2004, Mr. Classon served as Chairman of the Executive Committee of Bayer Healthcare AG, the healthcare division of Bayer AG, a global healthcare and chemicals company, and, from 1995 to 2002, Mr. Classon served as an Executive Vice President of Bayer Corporation and President of Bayer Diagnostics. From 1991 to 1995, Mr. Classon was an Executive Vice President in charge of Bayer Diagnostics’ Worldwide Marketing, Sales and Service operations. From 1990 to 1991, Mr. Classon was President and Chief Operating Officer of Pharmacia Biosystems A.B. Prior to 1991, Mr. Classon served as President of Pharmacia Development Company Inc. and Pharmacia A.B.’s Hospital Products Division. Mr. Classon currently serves as a director of Auxilium Pharmaceuticals, Millipore Corporation, Hillenbrand Industries, PharmaNet Development Group, Inc. and Eurand N.V.
     Robert LeBuhn, age 75, has served as a director of the Company since August 1994. Mr. LeBuhn is a private investor. He is a Trustee and Chairman of the Geraldine R. Dodge Foundation, a Trustee and Secretary of All Kinds of

Minds, a Trustee of Executive Service Corp., and a Trustee of the Aspen Music Festival and School and President of its National Council.
     Robert C. Salisbury, age 64, has served as a director of the Company since May 2005. In 1998, Mr. Salisbury retired from Pharmacia & Upjohn, Inc., where he had most recently served as Executive Vice President and Chief Financial Officer. Previously, Mr. Salisbury served as Executive Vice President, Finance and Chief Financial Officer at The Upjohn Company. Mr. Salisbury first joined The Upjohn Company in 1974 and over a career of more than 20 years, he served in various management posts in finance and strategic planning.
     The Board of Directors recommends a vote FOR Messrs. Classon, LeBuhn and Salisbury as Class III Directors (Proposal No. 1 on the Proxy Card).
Continuing Class I Director Serving Until the 2009 Annual Meeting
     Phillip M. Renfro, age 62, has served as a director of the Company since January 2005. Mr. Renfro has been a consultant and part-time in-house counsel for various companies since his retirement at the end of 2006. Mr. Renfro was a partner at the law firm of Fulbright & Jaworski, L.L.P. from 1984 until his retirement at the end of 2006. Prior to joining Fulbright & Jaworski, Mr. Renfro was Chief Executive Officer of Resco International, an international oilfield service company and Vice President and General Counsel of Weatherford International, one of the largest international oilfield service companies in the United States, from 1977 to 1983. Mr. Renfro currently serves as a director of GlobalSCAPE, Inc., a public company engaged in developing and marketing secure file management software.
Continuing Class II Directors Serving Until the 2010 Annual Meeting
     Jeffrey H. Buchalter, age 50, has served as the Company’s President and Chief Executive Officer since December 2004, and as Chairman of the Company’s Board of Directors since September 2004. Having held several key positions at a number of multinational pharmaceutical companies, Mr. Buchalter has more than 20 years of industry experience. Prior to joining the Company, Mr. Buchalter served as President and Chief Executive Officer of ILEX Oncology, Inc. from January 2002 through December 2004 after serving as President from September 2001 through December 2001. During his tenure at ILEX, Mr. Buchalter led the company’s transformation from a drug development contract research organization to a product-driven pharmaceutical company, with a high quality oncology franchise and established commercialization expertise. ILEX Oncology was acquired in December 2004 by Genzyme Corporation for $1.1 billion. Throughout his career, he has directed the development and commercialization of a number of innovative pharmaceutical products which meet the needs of healthcare professionals and patients worldwide. As Group Vice President and Head of the Worldwide Oncology Franchise at Pharmacia Corporation from 1997 to 2000, Mr. Buchalter was pivotal in strategically building the company’s global oncology franchise through new product approvals and launches, as well as the 1999 acquisition of Sugen, Inc., a transaction that enhanced Pharmacia’s drug discovery and development capabilities as well as its oncology pipeline. Before joining Pharmacia, Mr. Buchalter held positions at Wyeth (formerly American Home Products) and Schering-Plough Corporation. From 1993 to 1997, as Group Director for the women’s healthcare business of American Home Products, Mr. Buchalter played a key role in the life cycle management of its multibillion-dollar drug PREMARIN® (conjugated estrogens tablets, USP), and helped to develop and commercialize the hormone replacement therapy PREMPROTM (conjugated estrogens/medroxyprogesterone acetate tablets). While at Schering-Plough Corporation in the late 1980s and early 1990s, he led the launch of INTRON® A (interferon alpha-2b), one of the first cytokines to be approved for hairy cell leukemia. Among his career honors, Mr. Buchalter received the American Cancer Society’s Joseph F. Buckley Memorial Award for commitment to cancer control and involvement in the oncology pharmaceutical field. Additionally, former President George H.W. Bush invited him to serve as a collaborating partner in the National Dialogue on Cancer. Mr. Buchalter has been a strong proponent in accelerating the development of novel new therapeutics for children diagnosed with cancer. He has been invited to participate in a selective panel of experts addressing this global challenge. Mr. Buchalter received his B.S. in finance from Seton Hall University, and an M.B.A. in marketing from Temple University. Mr. Buchalter also serves as a member of the Board of Directors of TopoTarget A/S, a publicly held Danish biopharmaceutical company, and as Chairman of the Board of Directors of MacroGenics Inc., a private, venture-backed biotechnology company.
     Goran A. Ando, M.D., age 59, has served as a director of the Company since November 2004. From April 2003 through July 2004, he served as Chief Executive Officer of Celltech Group plc., a biopharmaceutical company now part of UCB, S.A. Prior to joining Celltech in April 2003, Dr. Ando served in various senior posts at Pharmacia Corporation, a global pharmaceutical company now part of Pfizer, Inc., commencing in 1995. In his most recent role at Pharmacia, Dr. Ando was Executive Vice President and President of R&D and also had executive responsibilities for IT, manufacturing and business development. Prior to his most recent role with Pharmacia, Dr. Ando held various executive positions, including Executive Vice President & Deputy Chief Executive Officer, Pharmacia AB, Sweden; Executive Vice President, Worldwide Science & Technology, Pharmacia & Upjohn, UK; and Chairman, Pharmacia & Upjohn AB, Sweden. Prior to joining Pharmacia, Dr. Ando held various senior positions with Glaxo Ltd., Bristol Myers International Group, and Pfizer International. Dr. Ando currently serves as a director at public companies NicOx SA, Novo Nordisk A/S and Inion Oy, and at private companies Novexel SA, S*BIO Pte Ltd., Bio*One Capital Pte Ltd., Novo A/S and EUSA Pharma Inc.
     Victor P. Micati, age 68, has served as a director of the Company since November 2004. Mr. Micati is a retired senior executive of Pfizer Inc. In 1999, Mr. Micati retired from Pfizer where he most recently had served as Executive Vice President of the Pharmaceutical Group of Pfizer and Vice President of Pfizer Inc. Mr. Micati first joined Pfizer in 1965 and over a 34-year career served in numerous capacities, including: President of European Operations; Executive Vice President of Pfizer Europe; Senior Vice President, Pharmaceuticals; Vice President of Pharmaceutical Development, Pfizer International; and Vice President of Marketing, Pfizer Laboratories. Mr. Micati also served as a member of the Pfizer International Board of Directors. Mr. Micati is currently a consultant to the pharmaceutical industry and is a member of the Board of Trustees of the Monterey Institute of International Studies.
     There are no family relationships among any of the Company’s directors or executive officers.
DIRECTORS’ NOMINATION
     Process for Identifying and Evaluating Nominees. The Charter of the Governance and Nominating Committee specifies the process for nominating persons for election to the Board. The committee will solicit nominations for new directors and screen the list of potential new directors submitted to it by other directors or any other sources and decide whether the assistance of a search firm is needed, and if so, choose the firm. After a review of board candidates and after considering the advice of the Chairman of the Board and the Chief Executive Officer, the committee will designate which candidates, if any, are to be interviewed. Such candidates will be interviewed by the chairman of the Governance and Nominating Committee, the Chairman of the Board and the Chief Executive Officer and may be interviewed by other directors of the Company. After the interviews are completed, the committee will recommend to the Board which individuals it approves as nominees for membership on the Board. Current directors standing for reelection are not required to participate in an interview process.
     Criteria for Board Membership. The Charter of the Governance and Nominating Committee does not set forth the specific criteria for identifying and recommending new candidates to serve as directors; however, candidates may be interviewed by the Governance and Nominating Committee to evaluate the following, among other qualifications it may deem appropriate:
     • experience as a director of another publicly-traded corporation, experience in industries or with technologies relevant to the Company, accounting or financial reporting experience, or such other professional experience that the Governance and Nominating Committee may determine to qualify an individual for Board service;
     • business judgment and temperament, ethical standards, view of the relative responsibilities of a director and management, independent thinking, articulate communication and intelligence; and
     • any other factors as the Governance and Nominating Committee deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.
     Stockholder Nominees. The Governance and Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Governance and Nominating Committee, c/o the Secretary of the Company, and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of Common Stock that are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee. This information should be submitted not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The manner in which the committee evaluates potential directors will be the same for candidates recommended by the stockholders as for candidates recommended by others.
     On January 11, 2008, DellaCamera Capital Management, LLC and certain of its affiliates (“DellaCamera”) delivered a notice to the Company nominating three candidates to stand for election to the Board of Directors at the 2008 Annual Meeting.
     Following discussions between the Company and DellaCamera, on February 11, 2008, the Company and DellaCamera entered into a letter agreement pursuant to which the Company agreed that on or before May 31, 2008, it will increase the size of the Board by one and add a new independent director selected by the Company to fill the newly created directorship, and DellaCamera agreed to withdraw its nomination of three candidates to stand for election to the Board.
DIRECTORS’ COMPENSATION
DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2007

	Fees Earned or Paid in
Name	Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Goran Ando	52,500	37,438	51,687	141,625
Rolf Classon	60,250	33,285	51,687	145,222
Robert LeBuhn	54,250	33,285	51,687	139,222
Victor Micati	58,000	37,438	51,687	147,125
Phillip Renfro	60,625	37,437	51,687	149,749
Robert Salisbury	69,000	37,432	76,069	182,501

(1)	Dollar value of stock awards and option awards is based on the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS123R. Assumptions used in the calculations are included in Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007; provided, that there is no assumed forfeiture rate in the calculation of the amounts shown above. For each of the directors, the grant date fair value computed in accordance with FAS123R of the stock awards and option awards granted in the fiscal year ended December 31, 2007 was $75,002 and $51,662, respectively.

(2)	As of December 31, 2007, each of the directors listed above held the following aggregate number of outstanding shares of restricted Common Stock and restricted stock units: Dr. Ando: 12,984; Mr. Classon: 12,984; Mr. LeBuhn: 12,984; Mr. Micati: 12,984; Mr. Renfro: 13,615; Mr. Salisbury: 14,183.

(3)	As of December 31, 2007, each of the directors listed above held the following number of outstanding options: Dr. Ando: 65,000; Mr. Classon: 85,000; Mr. LeBuhn: 75,000; Mr. Micati: 65,000; Mr. Renfro: 50,000; Mr. Salisbury: 50,000.
2004 Outside Director Compensation Plan
     Through the first calendar quarter of 2007, our non-employee directors were compensated pursuant to our 2004 Outside Director Compensation Plan. Under the 2004 Outside Director Compensation Plan, each non-employee director received an annual option to purchase 15,000 shares of Common Stock on the first trading day of the calendar year (the “Annual Option Grant”) and a grant of restricted stock units settled in shares of Common Stock with a value of $25,000 on the first trading day after June 30 (the “Annual Restricted Stock Grant”). These grants were made under the 2001 Incentive Stock Plan. The exercise price of the Annual Option Grant was equal to the closing price of our Common Stock on the date of grant and the number of shares issued pursuant to the Annual Restricted Stock Grant was equal to $25,000 divided by the closing price of our Common Stock on the date of grant. The Annual Option Grant vests in one tranche on the first anniversary of the date of grant if the recipient director remains on our board on that date. Once vested, options granted pursuant to the Annual Option Grant expire on the 10th anniversary of the date of grant. The shares covered by the Annual Restricted Stock Grant vest in three equal tranches on each of the first three anniversaries of the date of grant if the recipient director remains on our board on each such date. Newly elected non-employee directors received a grant of options to purchase 20,000 shares of our Common Stock (the exercise price of which will be equal to the closing price of our Common Stock on the date of grant) and a grant of restricted stock units for shares of Common Stock with a value of $25,000 (the number of shares covered by such grant being equal to $25,000 divided by the closing price of our Common Stock on the date of grant) (the “Welcome Grant”). The options and restricted stock units included in the Welcome Grant vest in three equal tranches on each of the first three anniversaries of the date of grant, if the recipient director remains on the Board on each such date. In addition, each non-employee director received an annual cash retainer of $20,000. Non-employee directors also received an additional annual cash retainer of $7,000 for service as chair of the Finance and Audit Committee and $3,500 for service as chair of any other committee. Further, each non-employee director received a cash meeting fee of $1,500 for each meeting of our board attended and each committee meeting attended (whether in person or by teleconference).
2007 Outside Director Compensation Plan
     In November 2006, the Compensation Committee engaged Mercer LLC to conduct a survey of directors’ compensation. The survey looked at the director compensation practices for the same Compensation Peer Group companies as was used in determining executive officer compensation and described below in further detail under “Compensation Discussion and Analysis.” The results of the survey showed that both cash and equity compensation for outside directors under the 2004 Outside Director Compensation Plan was near the 25th percentile. The Compensation Committee recommended increasing the annual retainer and meeting fees, as well as equity awards, to be targeted to the 50th percentile.
     In March 2007, our Board of Directors adopted a new compensation plan for non-employee directors effective April 1, 2007. Under the 2007 Outside Director Compensation Plan, each non-employee director receives an annual grant of stock options on the first trading day of the calendar year with a Black-Scholes value of $75,000 (the “New Annual Option Grant”) and an annual grant of restricted stock units settled in shares of Common Stock on the first trading day after June 30 of each calendar year with a value of $75,000 (the “New Annual Restricted Stock Grant”). These grants are made under the 2001 Incentive Stock Plan. The number of options in the New Annual Option Grant will be based on its Black-Scholes value and will be at an exercise price equal to the closing price of our Common Stock on the date of grant. The New Annual Option Grant vests in one tranche on the first anniversary of the date of grant if the recipient director remains on our board on that date. Once vested, options granted pursuant to the New Annual Option Grant expire on the 10th anniversary of the date of grant. The number of shares issued in the New Annual Restricted Stock Grant will be equal to $75,000 divided by the closing price of our Common Stock on the date of grant. The shares covered by the New Annual Restricted Stock Grant vest in three equal tranches on each of the first three anniversaries of the date of grant if the recipient director remains on our board on each such date. Upon the election of a new non-employee director to our board, such newly elected director will receive a grant of stock options with a Black-Scholes value of $75,000 (the exercise price of which will be equal to the closing price of our Common Stock on the date of grant) and a grant of restricted stock units settled in shares of Common Stock with a value of $75,000 (the number of shares covered by such grant being equal to $75,000 divided by the closing price of our Common Stock on the date of grant) (the “New Welcome Grant”). The options and restricted stock units included in the New Welcome Grant vest in three equal tranches on each of the first three anniversaries of the date of grant, if the recipient director remains on the Board on each such date. Furthermore, for the Chairperson of our Board, if such Chairperson is not an employee of the Company, the value of the options and restricted stock units covered by the New Annual Option Grant, New Annual Restricted Stock Grant and New Welcome Grant are twice the amounts mentioned above.
     In addition, under the 2007 Outside Director Compensation Plan, each non-employee director receives an annual cash retainer of $25,000. Non-employee directors also receive an additional annual cash retainer of $18,000 for service as chair of the Finance and Audit Committee and $8,000 for service as chair of the Compensation Committee and $5,000 for service as chair of any other committee. Non-employee directors receive an additional annual cash retainer of $8,000 for service as members of the Audit and Finance Committee and an annual cash retainer of $4,000 for each other committee on which they serve but do not chair. Further, each non-employee director is entitled to a cash meeting fee of $2,000 for each meeting of our Board attended in person and $1,000 for each meeting of our Board attended by teleconference and $1,000 for each committee meeting attended.
     Directors who are employees of the Company do not receive compensation for their service on our Board of Directors.

     A summary of compensation paid to each of the Company’s directors during fiscal year ended December 31, 2007 is set forth above. Mr. Buchalter, as an employee of the Company, did not receive compensation for his service on our Board of Directors.
2007 Directors’ Stock Ownership Program
     The 2007 directors’ stock ownership program requires each of the outside directors to own and maintain shares of our Common Stock with a market value of five times their annual cash board retainer (currently totaling $125,000), within five years after the director first joins the Board. The determination of whether the shares owned by a director meet the current $125,000 minimum market value requirement will be based on the higher of the highest average trading price of our Common Stock over any consecutive twenty trading days (after the director acquires the applicable shares), or the price paid for the Common Stock by the director. For the purposes of these guidelines the following will be counted in determining stock ownership: 1) shares purchased on the open market, 2) shares owned jointly with or separately by spouse and/or children, 3) shares obtained through stock option exercise, 4) restricted stock or restricted stock units, and 5) vested and “in the money” unexercised options, provided that the shares underlying such options may not exceed 50% of the requirement total. The board may waive this requirement under certain circumstances.
CORPORATE GOVERNANCE
Independence of Directors
     The Board of Directors is composed entirely of independent outside directors, with the exception of the Chief Executive Officer. The committees of the Board are also composed entirely of independent outside directors, with the exception of the Executive Committee, of which the Chief Executive Officer is a member.
     The Board has determined that the following directors, comprising all of the directors other than the Chief Executive Officer, are “independent” under current Nasdaq Stock Market (“Nasdaq”) rules: Messrs. Classon, LeBuhn, Micati, Renfro and Salisbury and Dr. Ando. Under applicable Securities and Exchange Commission (“SEC”) and Nasdaq rules, the existence of certain “related party” transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent. No transactions required to be disclosed under SEC rules, and no other transactions, arrangements or relationships, existed or were considered by the Board in making its independence determinations.
Meetings and Attendance
     The Board of Directors held nine meetings during the fiscal year ended December 31, 2007. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors of which such director was a member, held during fiscal year 2007.
     The independent directors of the Board hold at least two executive sessions each year at which only the independent directors are present. In 2007, the independent directors held four executive sessions. Mr. Micati was the Lead Independent Director and presiding director at these executive sessions for 2007 and will continue to serve in that role in 2008.
     Enzon does not have a policy requiring the directors to attend the annual stockholders’ meeting. However, all of the Company’s directors in office at the time of our last annual stockholders’ meeting attended that meeting. It is expected that all of our directors then in office will attend the Annual Meeting.
Communications with Directors
     Stockholders may communicate directly with the directors. All communications should be sent in care of the Secretary of Enzon at Enzon’s address and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for a specific non-employee director or a particular committee of the Board. If no director is specified, the communication will be forwarded to the entire Board.

Standing Committees of the Board of Directors
     The Board of Directors currently has the following standing committees: Finance and Audit Committee, Compensation Committee, Governance and Nominating Committee and Executive Committee.
     Finance and Audit Committee. The Finance and Audit Committee currently consists of Messrs. Salisbury (Chairman), Classon, LeBuhn and Renfro. In compliance with audit committee requirements for Nasdaq companies, the Board has determined that all members of the Finance and Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the Nasdaq listing standards and Section 10A(m)(3) of the Exchange Act. The Board has determined that the Chairman of the committee, Mr. Salisbury, and two other members of the committee each qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The primary purpose of the Finance and Audit Committee is to assist the Board of Directors in its oversight responsibilities by monitoring the integrity of the Company’s financial reporting process and financial statements, the systems of internal controls and controls over financial reporting, the compliance by the Company with legal and regulatory requirements, and the performance and independence of the Company’s independent auditors. The committee meets periodically with management to consider the adequacy of our internal controls and the financial reporting process. It also discusses these matters with our independent auditors. The committee reviews our financial statements and discusses them with management and the independent auditors before those financial statements are filed with the SEC. The Finance and Audit Committee adopted a written charter during fiscal 2000 and amended its charter in September 2002 and March 2006. A copy of the Charter may be found on our website at www.enzon.com. The Finance and Audit Committee held six meetings during the fiscal year ended December 31, 2007.
     Compensation Committee. The Compensation Committee currently consists of Dr. Ando (Chairman) and Messrs. Classon and Micati. The Board has determined that all members of the Compensation Committee are independent, as independence is defined in Rule 4200(a)(15) of the Nasdaq listing standards. The charter of the Compensation Committee may be found on our website at www.enzon.com. There were four meetings of the Compensation Committee during the fiscal year ended December 31, 2007.
     The primary duties and responsibilities of the Compensation Committee are to oversee our overall compensation structure, policies and programs, and assess whether our compensation structure establishes appropriate incentives for management and employees, to administer our incentive-compensation and equity-based compensation plans, to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer, and to review and recommend employment agreements and severance arrangements for senior officers, including change of control provisions, plans or agreements, among other things. The Compensation Committee may delegate any of the duties specified in its charter to a subcommittee of the Compensation Committee consisting of not less than two members of the committee.
     Our Chief Executive Officer conducts performance reviews of members of executive management and makes recommendations to the Compensation Committee on compensation, including salary increases, bonuses and equity grants, based on his assessment of the individual’s performance as measured against that individual’s targeted performance goals. The Compensation Committee reviews these recommendations independently and approves, with any modifications it considers appropriate, the compensation.
     The Compensation Committee has the authority to retain, at the Company’s expense, such outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions, including the sole authority to retain and terminate any compensation consultant and to approve the consultant’s fees and other retention terms.
     In November 2005, at the time of the determination of executive officer annual bonuses for 2005 and the regular annual increase in executive officer base salaries for 2006, the Compensation Committee determined that the advice of an outside compensation consulting firm was necessary to assist the Compensation Committee in determining the appropriate compensation for our executive officers for 2006. In November 2005, the Compensation Committee engaged the Hay Group, a compensation consulting firm, to review and provide information on chief executive officer compensation and its components, and current trends and best practices in executive compensation with a specific focus on long term incentive practices. In February 2006, the Compensation Committee engaged Mercer LLC, a compensation consulting firm, to prepare an assessment of chief executive officer and other executive officer compensation. The scope of the services included a competitive assessment of the compensation of all of our executive officers and a report on long-term incentive market practices. Mercer completed the study and reported to the Compensation Committee in March 2006. They provided an update of the competitive assessment for the Named Executive Officers in November 2006, supplementing and confirming the initial report. Mercer was also retained by the Compensation Committee to consult with the Compensation Committee on future executive and non-executive compensation matters as requested from time to time, and to provide an assessment of director compensation that was completed in January 2007.
     Governance and Nominating Committee. The Governance and Nominating Committee currently consists of Messrs. Micati (Chairman), Renfro, LeBuhn and Salisbury. The Board has determined that all of the members of the Governance and Nominating Committee are independent as defined in Rule 4200(a)(15) of the Nasdaq listing standards. This committee reviews and sets corporate governance policy and is responsible for making recommendations to the Board on organization and procedures, performance evaluation of the Board and individual directors, and nomination of directors. The Governance and Nominating Committee’s Charter may be found on our website at www.enzon.com. There were five meetings of the Governance and Nominating Committee during the fiscal year ended December 31, 2007.
     Executive Committee. The Executive Committee currently consists of Mr. Buchalter (Chairman), Dr. Ando, and Messrs. Classon and Micati. In between meetings of the Board of Directors, the Executive Committee may exercise the authority and power of the Board to the full extent permitted under Delaware Law.
Code of Conduct
     The Board of Directors has adopted a Code of Conduct that is applicable to all of our directors, officers and employees. Any material changes made to the Code of Conduct or any waivers granted to any of our directors and executive officers will be publicly disclosed by the filing of a Current Report on Form 8-K within four business days of such material change or waiver. A copy of our Code of Conduct is available on the Corporate Governance page of our website at www.enzon.com or upon request, without charge, by contacting our Investor Relations Department by calling (908) 541-8777 or through an e-mail request to investor@enzon.com.
Compensation Committee Interlocks and Insider Participation
     No member of our Compensation Committee was an officer or employee of the Company during the last fiscal year, was formerly an officer of the Company, or had any relationship requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act.
     During the last fiscal year, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Compensation Committee or on our Board of Directors, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
     Set forth below is certain information regarding the executive officers of the Company who do not serve on the Board of Directors.
     Paul S. Davit, age 53, has served as the Company’s Executive Vice President, Human Resources since April 2005. Mr. Davit previously served as Enzon’s Senior Vice President, Human Resources from January 2004 to April 2005, and Vice President, Human Resources from March 2002 to January 2004. Prior to joining Enzon, Mr. Davit ran a human resources consulting practice from September 2001 to March 2002.  From July 1998 to September 2001, Mr. Davit worked at Caliber Associates and he spent over 11 years with Rhône-Poulenc Rorer from October 1986 to May 1998, where he served as Vice President of Human Resources for RPR Gencell, Rhône-Poulenc Rorer’s start-up biotechnology division and as Vice President of Human Resources for the North American Pharmaceuticals division.  Mr. Davit began his career as a compensation consultant with the Hay Group.
     Ralph del Campo, age 56, has served as the Company’s Executive Vice President, Technical Operations since April 2005.  Mr. del Campo has over 30 years of diverse industry experience, including serving as Enzon’s Senior Vice President, Technical Operations from October 2002 to April 2005. Prior to joining Enzon, Mr. del Campo was the head of the North American operations of Elan Corporation, plc from May 2000 to September 2002.  Mr. del Campo also spent over 17 years in various senior operations management positions at Bristol-Myers Squibb.

     Dr. Ivan D. Horak, age 57, has served as the Company’s Executive Vice President, Research and Development and Chief Scientific Officer since September 2005. Prior to joining Enzon, Dr. Horak was employed by Immunomedics, Inc., a biopharmaceutical company, as Executive Vice President of Research and Development from May 2002 until July 2003, and as Chief Scientific Officer from July 2003 to August 2005. Before joining Immunomedics, Dr. Horak was employed by Pharmacia as a Vice President for Clinical Oncology from November 1999 to May 2002, where he helped direct the global development of oncology compounds, including Camptosar® for metastatic colorectal cancer. From 1996 to 1999, Dr. Horak held a variety of clinical research positions at Janssen Research Foundation, a subsidiary of the Johnson & Johnson Company, including International Director for Clinical Research and Development, Oncology. Prior to joining Janssen, Dr. Horak spent nine years at the National Cancer Institute where he most recently served as a cancer expert for the Metabolism Branch. In addition to authoring over 60 scientific publications, Dr. Horak is a member of several prominent medical societies and has served on various committees for the American Association for Cancer Research and the International Union Against Cancer. He also serves on the editorial board of the prestigious journal Cancer Research. He is a fellow of the American College of Physicians. Dr. Horak received his M.D. degree from the University of Komenius, Bratislava, Czechoslovakia.
     Craig A. Tooman, age 42, has served as the Company’s Executive Vice President, Finance and Chief Financial Officer since June 2005. He has twenty years of pharmaceutical industry experience. He has served as Enzon’s Executive Vice President, Strategic Planning and Corporate Communications from January 2005 to June 2005, and he retained the duties of that position when he was promoted to his current position. Prior to joining Enzon, from 2002 to 2005, Mr. Tooman served as Senior Vice President of Strategic Planning and Corporate Communications for ILEX Oncology, a pharmaceutical company now part of Genzyme Corporation. Before joining ILEX, Mr. Tooman was employed at Pharmacia Corporation where he served as Vice President of Investor Relations. Previously, he served in a variety of management posts of increasing responsibility at Pharmacia and Upjohn Company, including assignments in finance, marketing and sales in the U.S., Europe and Japan. Mr. Tooman participated in the global merger between Pharmacia and Upjohn, designed award-winning shareholder programs for the merger of Pharmacia and Monsanto, and was responsible for the investment banking associated with the $1.1 billion merger of ILEX Oncology and Genzyme Corporation. Mr. Tooman also assisted with two secondary equity offerings exceeding $2 billion, an initial public offering, and multiple debt and equity financings. Mr. Tooman earned his Masters degree in finance from the University of Chicago. Mr. Tooman also serves as a member of the Board of Directors of Xanodyne Pharmaceuticals, Inc., a specialty pharmaceutical company.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The Compensation Committee determines all compensation paid or awarded to our executive officers, including the Named Executive Officers (as defined below under “Summary Compensation Table”). The following discussion describes the objectives of our compensation programs, including the philosophy and policies behind the programs, the elements of our compensation programs, and the impact of regulatory requirements on our compensation decisions and programs.
Objectives of Our Compensation Program
Compensation Philosophy and Policies
     The philosophy of our compensation programs is to enhance the Company’s performance and stockholder value by aligning the financial interests of our senior managers with those of our stockholders, while keeping the overall compensation package competitive. The compensation package for officers includes a number of components. The package is designed to align individual compensation with the short-term and long-term performance of the Company and is based on the following principles:
•	Pay for the achievement of business and strategic objectives, as measured by our financial and operating performance, as well as individual strategic, management and development goals.

•	Pay competitively, with compensation set at levels that will attract and retain key employees.

•	Align the compensation of executive officers with the interests of stockholders through equity.
     The Compensation Committee has focused on the long term strategic objectives of the Company and the need to retain unique talent to achieve those objectives. In addition to its review and consideration of the competitive landscape of the biopharmaceutical industry, the Compensation Committee has carefully considered, through strategic analysis, the specific long term needs of the Company to grow stockholder value. Along those lines, the Compensation Committee continues to monitor its compensation philosophy and objectives and will make changes as appropriate to better position the Company for the future.
     There is no pre-established policy or target, except where specified in an employment agreement, for the allocation between either cash or non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee determines, and at its discretion, in consultation with Mercer, the appropriate level and mix of incentive compensation.
Components of the Compensation Package
     The compensation package for each of the Named Executive Officers as well as other officers who are members of our executive staff consists of four elements: (1) base salary, (2) annual performance-based incentive, (3) stock incentive programs, and (4) various other benefits. In addition, our executive officers may have entered into employment agreements with us, and may be entitled to receive change of control and severance payments, or to participate in our executive deferred compensation plan. More specific information on each of these elements follows.
     The elements of the compensation package are determined and allocated with consideration of comparisons to biopharmaceutical industry companies of comparable market capitalization, revenues, therapeutic focus and business model, including a selected subset of companies included in the Nasdaq Biotechnology Index (the “Compensation Peer Group”). The Compensation Peer Group, which will be periodically reviewed and updated by the Compensation Committee consists of companies against which the Compensation Committee believes Enzon competes for talent and stockholder investment. The companies comprising the Compensation Peer Group are: Alkermes Inc., Celgene Corp., Cephalon Inc., Genta Inc., Human Genome Sciences Inc., Ligand Pharmaceutical, Medarex Inc., Millennium Pharmaceuticals, Nektar Therapeutics, Neurocrine Biosciences Inc., OSI Pharmaceuticals Inc., PDL Biopharma Inc., Sepracor Inc., Telik Inc., and Vertex Pharmaceuticals Inc. For comparison purposes, the Company’s annual revenues ranked near the 50th percentile of companies comprising the Compensation Peer Group (based on 2006 revenues). The committee generally sets target compensation for the Company’s executive officers between the 50th and 75th percentiles of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. The Committee believes that the range between the 50th and 75th percentiles provides competitive overall compensation targets to attract and retain experienced executive talent, drive their performance and reward the achievement of challenging goals.
     Each element of the compensation package and the allocation of such elements are proposed by management and reviewed and approved by the Compensation Committee, and, at the discretion of the Compensation Committee, in consultation with Mercer, the outside compensation experts retained by the Compensation Committee.
Base Salary
     The Compensation Committee aims to set base salaries at levels that are competitive with those paid to senior executives at companies included in the Compensation Peer Group. The Compensation Committee believes that this is necessary to attract and retain the executive talent required to lead the Company, since we compete with a large number of companies in the biopharmaceutical industry, including large pharmaceutical companies, for executive talent. Salaries are reviewed annually and in connection with promotions. The Compensation Peer Group is considered in making salary determinations to align our pay practices with other companies in the pharmaceutical and biotechnology industries. In addition to survey results, individual job performance is also considered in setting salaries. Our Chief Executive Officer conducts performance reviews of members of executive management and makes recommendations to the Compensation Committee on salary, including salary increases, based on his judgment of the individual’s performance, using the following criteria for evaluation: attainment of job accountabilities and functional goals, leadership qualities, strategic contribution and adoption of the Company’s corporate values that focus on five key operating principles – people, passion, performance, pride, and a steadfast commitment to delivering on promises. The Compensation Committee reviews these recommendations independently and approves the annual salary and salary increases, with any modifications it considers appropriate based on its own interaction with executive management and review of accomplishments. See the discussion in the Corporate Governance section above regarding the Compensation Committee for additional disclosure concerning our Chief Executive Officer’s role in compensation decisions.
     Following the completion of the executive compensation assessment performed by Mercer in March 2006, the Compensation Committee effected salary increases in April 2006 to bring base salaries of our executive officers up to competitive levels as indicated by such study. The Compensation Committee reviewed base salaries at the end of the fiscal years ended December 31, 2006 and 2007 and effected salary increases in January 2007 and January 2008. For additional information regarding the base salaries in fiscal year 2007, see the Summary Compensation Table below. The January 2008 increases are as set forth below.

Name and Title of Executive Officer	Base Salary effective January 1, 2008
Jeffrey H. Buchalter, Chairman of the Board, President and Chief Executive Officer	$855,000
Craig A. Tooman, Executive Vice President, Finance and Chief Financial Officer	$484,000
Ivan D. Horak, M.D., Executive Vice President, Research and Development and Chief Scientific Officer	$533,663
Ralph del Campo, Executive Vice President, Technical Operations	$412,886
Paul S. Davit, Executive Vice President, Human Resources	$349,830
Annual Performance-Based Incentive Compensation
     We maintain an incentive program that provides an opportunity for officers and employees to earn a cash incentive based upon the performance of both the Company and the individual. The incentive potential is stated as a percentage of the officer’s and employee’s base salary and varies by position, and for those officers with employment agreements will be at least equal to the percentage required by such employment agreements. Corporate and individual performance goals are set at the start of the fiscal year and are based on business criteria specified in this program. Actual incentives are calculated at the end of the fiscal year based on goal performance. All executive management had the same Company goals for the periods covered by this report. The Company goals were based on annual product revenues, operational project milestones and pipeline development. These targets were developed to be consistent with, and promote the achievement of, the objectives of the Company’s long-term strategic plan and the Company’s focus on developing a platform for long-term sustainable growth. For 2007, a transformational year for the Company, our stated performance goals were met or exceeded, including the stabilization of sales from the products segment, advancing the oncology pipeline by moving compounds into clinical trials and improving the balance sheet by eliminating the outstanding convertible notes due in 2008. Individual goals and weightings for each participant varied, depending on the participant’s position and areas of responsibility and the participant’s effect on the Company’s performance. As with base salary, the evaluation considered the individual’s performance using the following criteria for evaluation: attainment of job accountabilities and functional goals, leadership qualities, strategic contribution and adoption of the Company’s key operating principles. Targets were developed with the expectation that their achievement would be attainable but ambitious. Thus, there is meaningful risk that targets will not be achieved and payments will not be made at all or will be made at less than 100%. This uncertainty ensures that any payments under the plan are truly performance-based, consistent with the plan’s objectives.
     Our Chief Executive Officer reviews and approves the performance goal achievement of members of executive management and makes recommendations to the Compensation Committee on annual incentive payouts. The Compensation Committee reviews those recommendations and, with any modifications it considers appropriate, approves the annual incentive payouts. The Compensation Committee independently reviews and approves the annual incentive payout for the Chief Executive Officer.
     Following the completion of the executive compensation assessment performed by Mercer in March 2006, the Compensation Committee determined and set the target and range of potential incentive levels for each executive officer for fiscal year 2006. Those targets and ranges remained the same for fiscal year 2007 and are the same for fiscal year 2008, with the exception that Mr. del Campo’s target annual cash bonus was set at 60% for 2008. This change was based on the increasingly critical strategic contribution of the Technical Operations function to the overall business of the Company and to be consistent with the target of other executive officers. The Compensation Committee calculated performance incentives following the fiscal year ended December 31, 2007, and we paid those performance incentives as set forth below in January 2008.

	Target Cash		Cash Bonus		Actual Cash
	Bonus		Range		Bonus Award (as
	(as percentage of		(as percentage of	Actual Cash	a percentage of
Name and Title of Executive Officer	base salary)		base salary)	Bonus Award ($)	base salary)
Jeffrey H. Buchalter, Chairman of the Board, President and Chief Executive Officer	100%		0-200%	$1,162,500	150%
Craig A. Tooman, Executive Vice President, Finance and Chief Financial Officer	60%		0-120%	$425,000	97%
Ivan D. Horak, M.D., Executive Vice President, Research and Development and Chief Scientific Officer	60%		0-120%	$350,000	70%
Ralph del Campo, Executive Vice President, Technical Operations	50 60	%(2007) %(2008)	0-100%	$250,000	65%
Paul S. Davit, Executive Vice President, Human Resources	50%		0-100%	$140,000	42%
     For 2008, the Company goals upon which 2008 cash incentive awards will be based include maintaining relative stability of revenues in the products segment, advancing two R&D programs into further clinical trials, filing an additional one Investigational New Drug application and securing the long-term supply of Adagen and Oncaspar.
Stock Incentive Programs
     The Compensation Committee believes that stock incentive programs such as stock options directly link the amounts earned by officers with the amount of appreciation realized by our stockholders. Restricted stock, restricted stock units and stock options also serve as a critical retention incentive. Stock incentive programs have always been viewed as a major means to attract and retain highly qualified executives and key personnel and have always been a major component of the compensation package, consistent with practices throughout the pharmaceutical and biotechnology industries. Our stock incentive programs are structured to encourage key employees to continue in our employ and motivate performance that will meet the long-term expectations of stockholders. In determining the size of any option or restricted stock or restricted stock unit award (“Incentive Stock Grants”), the Compensation Committee considers the individual’s position, past performance and potential, as well as the desired retention incentive.
     The Compensation Committee generally considers and makes Incentive Stock Grants to officers and any other employees once a year coinciding with annual performance reviews. Incentive Stock Grants may also be granted at other times during the year in connection with promotions or for new hires or as special performance awards. Option grants to members of executive management are made under our 2001 Incentive Stock Plan with the exercise price equal to the last reported sale price of our Common Stock on the date of grant and expire ten years after the date of the grant. Vesting on most Incentive Stock Grants occurs over a three to five year period, which is designed to encourage retention.
     The amount and combination of equity grants, as well as the vesting period, is determined by the Compensation Committee with the intention of providing performance incentive and retention.
Other Benefits
     The Compensation Committee believes that all employees should have the opportunity to acquire or increase their holdings of our Common Stock. Under our 2007 Employee Stock Purchase Plan, all eligible employees, including executive officers, who choose to participate in the 2007 Employee Stock Purchase Plan have deductions made by us from their compensation to purchase our Common Stock semi-annually on March 31 and September 30 of each year, at a purchase price equal to 85% of the reported last sale price of our Common Stock on either the first or last day of each six-month offering period, whichever is less.
     Executive officers participate in various medical, dental, life, disability and benefit programs that are generally made available to all employees. Certain of our executive officers also receive reimbursement for tax and financial planning services.

Potential Payments Upon Termination or Change in Control: Employment and Separation Agreements
     Jeffrey H. Buchalter
     In December 2004, we entered into an employment agreement with Jeffrey H. Buchalter, the Chairman of the Board of Directors, pursuant to which Mr. Buchalter serves as our President and Chief Executive Officer. The following description reflects the terms of Mr. Buchalter’s employment agreement as amended through February 21, 2008. The initial term of the employment agreement will expire no earlier than December 31, 2009 or such date that is twelve months after either party gives notice to the other that such party does not wish for the agreement to continue beyond such date.
     The agreement, as amended, provides for a base salary, which is currently $855,000 per year, subject to increase, and that Mr. Buchalter will be eligible to receive an annual performance-based cash bonus in an amount between zero and 200% of his base salary, based on individual and/or corporate factors to be established and determined by the Board of Directors each year and described above under “Annual Performance-Based Incentive Compensation”. The annual target bonus required by Mr. Buchalter’s employment agreement is currently equal to 100% of his base salary.
     Under the agreement, Mr. Buchalter was granted an option under our 2001 Incentive Stock Plan to purchase 725,000 shares of our Common Stock at a per share exercise price of $13.54 (the last reported sale price of our Common Stock on December 22, 2004, the date of grant). This option vested and became exercisable in April 2005 in connection with the acceleration of vesting, in April 2005, of all out of the money options to purchase shares of Common Stock. Mr. Buchalter also received 75,000 shares of restricted Common Stock, 22,500 of which vested on the third anniversary of the date of grant, 22,500 of which will vest on the fourth anniversary of the date of grant and the remaining 30,000 of which shares will vest on the fifth anniversary of the date of grant, provided Mr. Buchalter remains employed by us on each such date.
     In the event Mr. Buchalter’s employment is terminated by us without cause (as defined in Mr. Buchalter’s employment agreement) or terminated by Mr. Buchalter for good reason (as defined in Mr. Buchalter’s employment agreement), Mr. Buchalter will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a lump sum cash payment equal to four times his annual base salary, and (iii) a pro rata portion of his target bonus for the period worked during the fiscal year in which the termination occurs. In addition, we will reimburse Mr. Buchalter for any health benefits and life and disability insurance coverage available to him and his family members for a period of up to four years commencing on the date of termination, all options and shares of restricted stock granted under his employment agreement that have not vested at the time of termination will vest immediately upon termination, and Mr. Buchalter will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination. As of December 31, 2007, the total severance payments that would have been due to Mr. Buchalter if his employment agreement had been terminated by us without cause or by Mr. Buchalter for good reason would have been $4,139,762, and 52,500 shares of restricted stock would have been accelerated.
     If we experience a change of control (as defined in Mr. Buchalter’s employment agreement) and we terminate Mr. Buchalter’s employment without cause or he terminates his employment for good reason within the period commencing 90 days before such change of control and ending two years after the change of control, Mr. Buchalter will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination, (ii) any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (iii) a lump sum cash payment equal to three times the sum of his annual base salary and target annual cash bonus, and (iv) a pro rata portion of his target bonus for the period worked during the fiscal year in which the termination occurs. In addition, we will reimburse Mr. Buchalter for any health benefits and life and disability insurance coverage available to him and his family members for a period of up to six years commencing on the date of termination, and Mr. Buchalter will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination. Further, upon a change of control any of Mr. Buchalter’s options to purchase Common Stock and shares of restricted stock granted under his employment agreement that have not vested immediately prior to the effective date of the change of control shall vest at such time. As of December 31, 2007, the total change of control payments that would have been due to Mr. Buchalter if the events described above had occurred would have been $5,758,056, and 52,500 shares of restricted stock would have been accelerated.
     If any payments or compensation received by Mr. Buchalter in connection with a change of control are subject to an excise tax under Section 4999 of the Internal Revenue Code, we will be obligated to make additional payments to Mr.

Buchalter to make him whole with respect to such excise taxes. As of December 31, 2007, such additional payments would have been approximately $2,600,000.
     Mr. Buchalter’s employment agreement requires him to maintain the confidentiality of our proprietary information during the term of his agreement and thereafter. Mr. Buchalter is precluded from competing with us during the term of his employment agreement and for two years after his employment is terminated (one year if the termination occurs pursuant to a notice of nonrenewal from us).
     In addition to the terms of Mr. Buchalter’s employment agreement, pursuant to the terms of all other restricted stock units and options granted to Mr. Buchalter, as of December 31, 2007, if Mr. Buchalter’s employment had been terminated by us without cause or terminated by Mr. Buchalter for good reason (whether or not in connection with a change of control), the vesting of an additional 418,100 restricted stock units and 1,089,989 options would have been accelerated.
     Craig A. Tooman
     In January 2005, we entered into an employment agreement with Craig A. Tooman, pursuant to which Mr. Tooman was appointed our Executive Vice President, Strategic Planning and Corporate Communications. In June 2005, Mr. Tooman’s employment agreement was amended in connection with his appointment to the position of Executive Vice President, Finance and Chief Financial Officer, while retaining his duties and responsibilities as Executive Vice President, Strategic Planning and Corporate Communications. The employment agreement, as amended, will be effective until June 10, 2008, subject to automatic renewal for an additional twenty-four months unless either party provides written notice of non-renewal to the other party no later than 90 days prior to June 10, 2008. Neither party gave such a notice of non-renewal.
     The amended agreement provides for a base salary, which is currently $484,000 per year, subject to increase, and Mr. Tooman will be eligible to receive an annual performance-based cash bonus in an amount between zero and 120% of base salary, based on individual and/or corporate factors to be established and determined by the Board of Directors each year and described above under “Annual Performance-Based Incentive Compensation”. While Mr. Tooman’s employment agreement defines his annual target bonus as 50% of his base salary, the Compensation Committee has set Mr. Tooman’s annual target bonus at 60% of his base salary. Upon the commencement of Mr. Tooman’s employment, he received a sign-on cash bonus in the amount of $125,000.
     Pursuant to the agreement, Mr. Tooman was granted an option under our 2001 Incentive Stock Plan to purchase 125,000 shares of our Common Stock at a per share exercise price of $13.08 (the last reported sale price of our Common Stock on January 5, 2005, the date of grant). These options vested and became exercisable in April 2005 in connection with the acceleration of vesting, in April 2005, of all out of the money options to purchase shares of Common Stock. Mr. Tooman also received 25,000 shares of restricted Common Stock, 7,500 of which shares will vest on each of the third and fourth anniversaries of the date of grant and the remaining 10,000 shares will vest on the fifth anniversary of the date of grant, provided Mr. Tooman remains employed by the Company on each such date. In connection with Mr. Tooman’s appointment to the position of Executive Vice President, Finance and Chief Financial Officer, he was granted an option to purchase 50,000 shares of Common Stock at a per share exercise price of $5.73 per share (the last reported sale price of our Common Stock on June 10, 2005, the date of grant). The option vested and became exercisable in June 2005 in connection with the acceleration of vesting, in June 2005, of all options held by Company officers.
     In the event Mr. Tooman’s employment is terminated by us without cause (as defined in Mr. Tooman’s employment agreement) or terminated by Mr. Tooman for good reason (as defined in Mr. Tooman’s employment agreement), Mr. Tooman will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to one year of his base salary, (iii) a cash payment equal to the target bonus which would have been payable for the fiscal year which commences immediately following the date of his termination and (iv) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, we will reimburse Mr. Tooman for any medical and dental coverage available to him and his family members for a period of up to 18 months commencing on the date of termination, all options and shares of restricted stock described above that have not vested at the time of termination will vest immediately upon termination, and Mr. Tooman will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination. As of December 31, 2007, the total severance payments that would have been due to Mr. Tooman if his employment agreement had been terminated by us without cause or by Mr. Tooman for good reason would have been $1,070,571, and 25,000 shares of restricted stock would have been accelerated.
     If we experience a change of control (as defined in Mr. Tooman’s employment agreement) and we terminate Mr. Tooman’s employment without cause or he terminates his employment for good reason within the period commencing 90 days before such change in control and ending one year after the change of control, Mr. Tooman will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to two times the sum of his base salary and target bonus for the fiscal year in which the termination occurs and (iii) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, we will reimburse Mr. Tooman for any medical and dental coverage available to him and his family members for a period of up to 24 months commencing on the date of termination, and Mr. Tooman will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination. Further, upon a change of control any of Mr. Tooman’s options to purchase Common Stock and shares of restricted Common Stock and restricted stock units that have been granted to him, but not yet vested, prior to the effective date of the change of control shall vest at such time. As of December 31, 2007, the total change of control payments that would have been due to Mr. Tooman if the events described above had occurred would have been $1,784,505, and the vesting of options to purchase a total of 494,650 shares of our Common Stock and 130,800 shares of restricted stock and restricted stock units would have been accelerated.
     Mr. Tooman’s employment agreement requires him to maintain the confidentiality of our proprietary information during the term of his agreement and thereafter. Mr. Tooman is precluded from competing with us during the term of his employment agreement and for one year after his employment is terminated.
     Paul S. Davit
     In May 2004, we entered into an amended and restated severance agreement with Mr. Davit, then the Company’s Senior Vice-President, Human Resources, the initial term of which expired on December 31, 2004, with an automatic renewal for an additional twelve months in January of each year, unless the Company provides notice of non-renewal by September 30 of the preceding year. Notwithstanding such notice by the Company not to extend, in the event that there occurs, during the term, a change in control (as defined in Mr. Davit’s amended and restated severance agreement, as amended), the agreement shall then continue in effect for a period of twelve months beyond the date of such change of control. The severance agreement was further amended in November 2007.
     Under the amended agreement, if we experience a change of control and we terminate Mr. Davit’s employment without cause (as defined in Mr. Davit’s amended and restated severance agreement, as amended) or he terminates his employment for good reason (as defined in Mr. Davit’s amended and restated severance agreement, as amended) within the period commencing 90 days before such change of control and ending one year after the change of control, Mr. Davit will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination, (ii) a cash payment equal to a pro rated portion of the target bonus which would be payable for the fiscal year during which such termination occurs, (iii) a cash payment equal to two times the sum of his annual base salary and the target bonus which would be payable for the fiscal year in which such termination occurs, (iv) reimbursement for any medical and dental coverage available to Mr. Davit and any family members for a period of up to 18 months commencing on the date of termination, (v) all options to acquire shares of Company Common Stock shall fully vest prior to the effective date of the change in control, and any options not exercised prior to the effective date of the change in control shall terminate as of the effective date, and (vi) all shares of restricted stock and/or restricted stock units will fully vest. As of December 31, 2007, the total payments that would have been due to Mr. Davit if the events described above had occurred would have been $1,261,665, and the vesting of options to purchase a total of 221,900 shares of our Common Stock and 72,150 shares of restricted stock and restricted stock units would have been accelerated.
     Ralph del Campo
     In May 2004, we entered into an amended and restated severance agreement with Mr. del Campo, then the Company’s Senior Vice-President, Operations, the initial term of which expired on December 31, 2004, with an automatic renewal for an additional twelve months in January of each year, unless the Company provides notice of non-renewal by September 30 of the preceding year. Notwithstanding such notice by the Company not to extend, in the event that there occurs, during the term, a change in control (as defined in Mr. del Campo’s amended and restated severance agreement, as amended), the agreement shall then continue in effect for a period of twelve months beyond the date of such change of control. The severance agreement was further amended in November 2007.
     Under the amended agreement, if we experience a change of control and we terminate Mr. del Campo’s employment without cause (as defined in Mr. del Campo’s amended and restated severance agreement, as amended) or he terminates his employment for good reason (as defined in Mr. del Campo’s amended and restated severance agreement, as amended) within the period commencing 90 days before such change of control and ending one year after the change of control, Mr. del Campo will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination, (ii) a cash payment equal to a pro rated portion of the target bonus which would be payable for the fiscal year during which such termination occurs, (iii) a cash payment equal to two times the sum of his annual base salary and the target bonus which would be payable for the fiscal year in which such termination occurs, (iv) reimbursement for any medical and dental coverage available to Mr. del Campo and any family member for a period of up to 18 months commencing on the date of termination, (v) all options to acquire shares of Company Common Stock shall fully vest prior to the effective date of the change in control, and any options not exercised prior to the effective date of the change in control shall terminate as of the effective date, and (vi) all shares of restricted stock and/or restricted stock units will fully vest. As of December 31, 2007, the total payments that would have been due to Mr. del Campo if the events described above had occurred would have been $1,412,743, and the vesting of options to purchase a total of 452,875 shares of our Common Stock and 107,250 shares of restricted stock and restricted stock units would have been accelerated.
     Ivan D. Horak, M.D.
     In September 2005, we entered into an employment agreement with Ivan D. Horak, pursuant to which Dr. Horak was appointed our Executive Vice President, Research and Development and Chief Scientific Officer. The employment agreement will be effective until September 2, 2009, subject to automatic renewal for an additional twenty-four months unless either party provides written notice of non-renewal to the other party no later than 90 days prior to September 2, 2009.
     The agreement provides for a base salary, which is currently $533,663 per year, subject to increase, and Dr. Horak will be eligible to receive an annual performance-based cash bonus in an amount between zero and 120% of base salary, based on individual and/or corporate factors to be established and determined by the Board of Directors each year and described above under “Annual Performance-Based Incentive Compensation”. While Dr. Horak’s employment agreement defines his annual target bonus as 50% of his base salary, the Compensation Committee has set Dr. Horak’s annual target bonus at 60% of his base salary. Upon the commencement of Dr. Horak’s employment, he received a sign-on cash bonus in the amount of $100,000.
     Pursuant to the agreement, Dr. Horak was granted an option under our 2001 Incentive Stock Plan to purchase 200,000 shares of our Common Stock at a per share exercise price of $7.14 (the last reported sale price of our Common Stock on September 2, 2005, the date of grant). One-quarter of the options will vest on each of the first four anniversaries of the grant. Dr. Horak also received 50,000 shares of restricted Common Stock, 15,000 of which shares will vest on each of the third and fourth anniversaries of the date of grant and the remaining 20,000 shares will vest on the fifth anniversary of the date of grant, provided Dr. Horak remains employed by the Company on each such date.
     In the event Dr. Horak’s employment is terminated by us without cause (as defined in Dr. Horak’s employment agreement) or terminated by Dr. Horak for good reason (as defined in the employment agreement), Dr. Horak will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to one year of his base salary, (iii) a cash payment equal to the target bonus which would have been payable for the fiscal year which commences immediately following the date of his termination and (iv) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, we will reimburse Dr. Horak for any medical and dental coverage available to him and his family members for a period of up to 18 months commencing on the date of termination, all options and shares of restricted stock described above that have not vested at the time of termination will vest immediately upon termination, and Dr. Horak will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination. As of December 31, 2007, the total severance payments that would have been due to Dr. Horak if his employment agreement had been terminated by us without cause or by Dr. Horak for good reason would have been $1,179,498, and the vesting of options to purchase a total of 100,000 shares of our Common Stock and 50,000 shares of restricted stock would have been accelerated.

     If we experience a change of control (as defined in Dr. Horak’s employment agreement) and we terminate Dr. Horak’s employment without cause or he terminates his employment for good reason (as defined in Dr. Horak’s employment agreement) within the period commencing 90 days before such change in control and ending one year after the change of control, Dr. Horak will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to two times the sum of his base salary and target bonus for the fiscal year in which the termination occurs and (iii) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, we will reimburse Dr. Horak for any medical and dental coverage available to him and his family members who were covered by our group health plan at the time of his termination for a period of up to 24 months commencing on the date of termination, and Dr. Horak will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination. Further, upon a change of control any of Dr. Horak’s options to purchase Common Stock and shares of restricted Common Stock and restricted stock units that have been granted to him, but not yet vested, prior to the effective date of the change of control shall vest at such time. As of December 31, 2007, the total payments that would have been due to Dr. Horak if the events described above had occurred would have been $1,984,698, and the vesting of options to purchase a total of 618,950 shares of our Common Stock and 148,700 shares of restricted stock and restricted stock units would have been accelerated.
     Dr. Horak’s employment agreement requires him to maintain the confidentiality of our proprietary information during the term of his agreement and thereafter. Dr. Horak is precluded from competing with us during the term of his employment agreement and for one year after his employment is terminated.
Executive Deferred Compensation Plan
     The Executive Deferred Compensation Plan (the “Plan”) provides a select group of our management or highly compensated employees with the opportunity to defer the receipt of certain compensation. To attract and retain key talent, the Company needs to provide programs that are competitive within our industry and Compensation Peer Group. By allowing tax-deferred income growth, executives are incentivized to remain with the Company long-term, providing more stability to management.
     Our obligations for compensation deferred under the Plan are that of an unfunded and unsecured promise of the Company to pay money in the future to participating eligible employees in accordance with the terms of the Plan from the general assets of the Company, and those obligations rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.
     Each participant may elect to defer under the Plan all or a portion of his or her base salary and/or annual cash or equity incentive compensation that may otherwise be payable or that may otherwise vest in a calendar year. In addition, the committee administering the Plan may, in its sole discretion, award non-elective deferred compensation to a participant. Any credit of non-elective deferred compensation will vest in accordance with the schedule determined by the committee and be distributed in a manner consistent with the election last made by the particular participant.
     A participant’s compensation deferrals are credited to the participant’s account maintained under the Plan. Each participant allocates his or her account among the investment options available under the Plan from time to time. Amounts credited to participants’ accounts for each year are adjusted for earnings or losses based on the investment options elected by the participant. We are not obligated to actually invest any deferred amounts in those investment options. Each participant’s account is credited on a daily basis with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option. Participants can currently choose from a list of 11 investment options of various asset classes which are administered by an outside registered broker.  All investment options, such as money market, bond, stock or other mutual funds, are at market interest rates.
     A participant’s account will be credited with an excess 401(k) matching credit. The matching credit is 50% of the value of the matchable annual deferral for the Plan year where the matchable annual deferral is that portion of a participant’s deferral amount for each Plan year which is less than or equal to: (i) 6% of total base salary plus annual incentive compensation for a Plan year, minus (ii) the amount contributed by the participant to the Company’s 401(k) Savings and Investment Plan for which the participant received an employer matching contribution under that 401(k) Plan. The matchable annual deferral for a Plan year shall be zero if the participant does not make the maximum deferral eligible for a matching contribution under that 401(k) Plan for the Plan year. A participant’s right to receive the matching credit vests over a five year period.

     Each participant may generally elect the time and manner of payment of the deferred compensation. At the election of the participant, payment of the deferred compensation may be made in a lump sum or in annual installments. The time for payment elected by the participant must be a specific date selected at the time of election or the date of the participant’s separation from service. In the event of a change in control of the Company in accordance with the terms of the Plan, payments will be made in the form of a lump sum.
     The deferred compensation is not subject to redemption, in whole or in part, prior to the individual payment dates selected by the participants, except that participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances and certain mandatory lump sum distributions may be made. We reserve the right to amend or terminate the Plan at any time, provided that, except as otherwise provided in the Plan, no amendment can decrease the benefits to a participant on compensation deferred prior to the date of the amendment without the consent of the participant.
Share Ownership Guidelines for Senior Management
     In July 2005, the Board of Directors approved share ownership guidelines for our senior management. These guidelines are applicable to our Chief Executive Officer, executive officers and other Vice President level employees. Under the share ownership guidelines, members of senior management are encouraged to acquire and maintain share holdings in our Common Stock in amounts expressed as a multiple of base salary. The guidelines provide for a four-year window within which the share ownership level is to be achieved. These ownership guidelines are designed to further align executive ownership, long-term strategic thinking and compensation programs to our performance and the interests of our stockholders.
     The following multiples of base salary apply:
•	three times base salary for the Chief Executive Officer;

•	two times base salary for executive officers; and

•	two times base salary for other Vice President level employees.
     The following will be counted in determining share ownership:
•	shares purchased on the open market;

•	shares owned jointly with or separately by spouse and/or children;

•	shares held by the individual in the Company’s 401(k) plan;

•	shares obtained through stock option exercise;

•	restricted stock or restricted stock units;

•	vested and “in the money” unexercised options, provided that these shares may not exceed 50% of the requirement total; and

•	shares purchased pursuant to the Company’s 2007 Employee Stock Purchase Plan or other employee purchase plans.
Impact of Tax and Accounting Treatment on Compensation
     The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.
     The Company seeks to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for non-qualifying compensation in excess of $1 million paid to any of the Company’s Named Executive Officers in any fiscal year. The Company manages its compensation programs in light of applicable tax provisions, including 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the Compensation Committee reserves the right to approve compensation that does not qualify for deduction when and if it deems it to be in the best interests of the Company to do so.
     We do not expect accounting treatment to be a factor in determining the forms of equity awards.

Conclusion
     We believe our compensation policies and practices have attracted the best talent available, maintains their connection to the Company and aligns their long-term interests with our stockholders.
Summary Compensation Table
     The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by the Chief Executive Officer (the “CEO”), the Company’s Chief Financial Officer (the “CFO”), the Company’s next three most highly compensated executive officers for fiscal year 2007 other than the CEO and CFO who were serving as executive officers at the end of fiscal year 2007. Collectively, together with the CEO and the CFO, these are the “Named Executive Officers”.

					Non-Equity
					Incentive Plan	All Other
Name and			Stock	Option	Compensation	Compensation
Principal Position	Year	Salary ($)	Awards ($)(1)	Awards ($)(1)	($)(2)	($)(3)	Total ($)
Jeffrey H. Buchalter,	2007	773,558	974,657	2,136,283	1,162,500	134,119	5,181,117
Chairman of the Board, President and Chief Executive Officer	2006	672,115	624,094	1,385,352	1,050,000	72,145	3,803,706
Craig A. Tooman,	2007	439,231	258,195	498,183	425,000	52,964	1,673,573
Executive Vice President, Finance and Chief Financial Officer	2006	395,139	167,209	178,064	400,000	23,489	1,163,901
Ivan D. Horak,	2007	498,293	256,589	688,998	350,000	26,235	1,820,115
M.D., Executive Vice President, Research and Development and Chief Scientific Officer	2006	461,538	161,341	357,398	300,000	11,296	1,291,573
Ralph del Campo,	2007	385,522	248,705	450,599	250,000	19,588	1,354,414
Executive Vice President, Technical Operations	2006	367,164	163,246	145,561	185,000	24,831	885,802
Paul S. Davit,	2007	336,156	164,000	242,742	140,000	15,618	898,516
Executive Vice President, Human Resources	2006	321,269	151,084	121,475	130,000	11,888	735,716

(1)	Dollar value of stock awards and option awards is based on the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS123R. Assumptions used in the calculations are included in Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007; provided, that there is no assumed forfeiture rate in the calculation of the amounts shown above.

(2)	Includes cash bonus payments.

(3)	All Other Compensation for the year ended December 31, 2007 includes:

			Discount to
	Matching	Matching	Market Price for			Premium for
	Contribution to	Contribution	Purchases under	Tax	Financial	Life and
	Executive Deferred	to 401(k)	Employee Stock	Preparation	Advisory	Disability
	Compensation Plan	Plan	Purchase Plan	Fees	Fees	Insurance
Mr. Buchalter	$46,957	$6,750	—	$19,125	$17,465	$43,822
Mr. Tooman	17,427	6,750	$4,855	23,932	—	—
Dr. Horak	16,199	5,181	4,855	—	—	—
Mr. del Campo	—	5,729	3,020	10,839	—	—
Mr. Davit	6,235	6,750	2,633	—	—	—
Grants of Plan-Based Awards in Last Fiscal Year
     The following table shows the equity and non-equity awards granted to the Named Executive Officers under our equity and non-equity incentive plans as well all other stock and option awards during the fiscal year ended December 31, 2007.
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR ENDED DECEMBER 31, 2007

								All Other	All Other
								Stock	Option		Grant
		Estimated Future Payouts Under			Estimated Future Payouts Under			Awards:	Awards:	Exercise	Date Fair
		Non-Equity Incentive Plan			Equity Incentive			Number	Number of	or Base	Value of
		Awards(1)			Plan Awards			of Shares	Securities	Price of	Stock and
							Maxi	of Stock	Underlying	Option	Option
	Grant	Thresh-	Target	Maximum	Thresh-	Target	-mum	or Units	Options (#)	Awards	Awards
Name	Date	old ($)	($)	($)	old (#)	(#)	(#)	(#)(2)	(3)	($/sh)	($)
Jeffrey H. Buchalter	12/31/07	—	775,000	1,550,000	—	—	—	—	—	—	—
	1/17/07	—	—	—	—	—	—	—	850,000	8.59	7,301,500
	1/17/07	—	—	—	—	—	—	100,000	—	—	859,000

Craig A. Tooman	12/31/07	—	264,000	528,000	—	—	—	—	—	—	—
	1/17/07	—	—	—	—	—	—	—	300,000	8.59	2,577,000
	1/17/07	—	—	—	—	—	—	25,000	—	—	214,750

Ivan D. Horak	12/31/07	—	299,250	598,500	—	—	—	—	—	—	—
	1/17/07	—	—	—	—	—	—	—	300,000	8.59	2,577,000
	1/17/07	—	—	—	—	—	—	25,000	—	—	214,750

Ralph del Campo	12/31/07	—	231,525	385,875	—	—	—	—	—	—	—
	1/17/07	—	—	—	—	—	—	—	300,000	8.59	2,577,000
	1/17/07	—	—	—	—	—	—	25,000	—	—	214,750

Paul S. Davit	12/31/07	—	168,188	336,375	—	—	—	—	—	—	—
	1/17/07	—	—	—	—	—	—	—	100,000	8.59	859,000

(1)	The actual amounts of the Non-Equity Incentive Plan Awards paid to our Named Executive Officers are as reported in the Summary Compensation Table column entitled “Non-Equity Incentive Plan Compensation”. For a description of the incentive program pursuant to which these awards were made, please see “Compensation Discussion and Analysis – Components of the Compensation Package – Annual Performance-Based Incentive Compensation”.

(2)	Information relates to all restricted stock units granted to our Named Executive Officers in 2007. All restricted stock units were granted under the 2001 Incentive Stock Plan and vest according to the following schedule: 33% on each of the first and second anniversaries of the grant date, and 34% on the third anniversary of the grant date.

(3)	Information is based on all stock option grants made to our Named Executive Officers in 2007. All options were granted under the 2001 Incentive Stock Plan. Options expire on the tenth anniversary of the grant date. With respect to each of Mr. Buchalter’s options, 32% vested on the grant date and the remaining options vest in four equal annual installments beginning on the first anniversary of the grant date. The options granted to Messrs. Tooman, del Campo and Davit and Dr. Horak vest in four equal annual installments beginning on the first anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth the information with respect to the Named Executive Officers concerning the outstanding equity securities held as of December 31, 2007.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

OPTION AWARDS						STOCK AWARDS
									Equity
			Equity					Equity	Incentive Plan
			Incentive					Incentive	Awards:
			Plan					Plan Awards:	Market or
	Number of		Awards:				Market	Number of	Payout Value
	Securities	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Underlying	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Unexercised	Underlying	Underlying	Option		Units of	Units of	or Other	or Other
	Options	Unexercised	Unexercised	Exercise	Option	Stock That	Stock That	Rights That	Rights That
	(#)	Options (#)	Unearned	Price	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested (#)	Vested ($)(1)	Vested (#)	Vested ($)(1)
Jeffrey H. Buchalter (2)	40,000	—	—	15.46	9/28/2014	52,500	500,325	52,500	500,325
	725,000	—	—	13.54	12/22/2014	120,000	1,143,600	120,000	1,143,600
	750,000	—	—	6.95	5/12/2015	198,100	1,887,893	198,100	1,887,893
	198,000	102,000	102,000	6.97	11/23/2015	100,000	953,000	100,000	953,000
	180,271	187,629	187,629	8.04	4/3/2016	—	—	—	—
	213,640	222,360	222,360	7.40	5/18/2016	—	—	—	—
	272,000	578,000	578,000	8.59	1/17/2017	—	—	—	—

Craig A. Tooman (3)	125,000	—	—	13.08	1/5/2015	25,000	238,250	25,000	238,250
	50,000	—	—	6.95	5/12/2015	15,000	142,950	15,000	142,950
	50,000	—	—	5.73	6/10/2015	10,000	95,300	10,000	95,300
	25,000	25,000	25,000	6.97	11/23/2015	55,800	531,774	55,800	531,774
	25,875	77,625	77,625	8.04	4/3/2016	25,000	238,250	25,000	238,250
	30,675	92,025	92,025	7.40	5/18/2016	—	—	—	—
	—	300,000	300,000	8.59	1/17/2017	—	—	—	—

Ivan D. Horak (4)	100,000	100,000	100,000	7.14	9/2/2015	50,000	476,500	50,000	476,500
	17,500	17,500	17,500	6.97	11/23/2015	7,500	71,475	7,500	71,475
	30,725	92,175	92,175	8.04	4/3/2016	66,200	630,886	66,200	630,886
	36,425	109,275	109,275	7.40	5/18/2016	25,000	238,250	25,000	238,250
	—	300,000	300,000	8.59	1/17/2017	—	—	—	—

Ralph del Campo (5)	100,000	—	—	18.40	10/2/2012	10,000	95,300	10,000	95,300
	30,000	—	—	14.15	2/6/2014	5,250	50,032.50	5,250	50,032.50
	30,000	—	—	15.13	3/26/2014	15,000	142,950	15,000	142,950
	50,000	—	—	6.95	5/12/2015	10,000	95,300	10,000	95,300
	25,000	25,000	25,000	6.97	11/23/2015	42,000	400,260	42,000	400,260
	19,500	58,500	58,500	8.04	4/3/2016	25,000	238,250	25,000	238,250
	23,125	69,375	69,375	7.40	5/18/2016	—	—	—	—
	—	300,000	300,000	8.59	1/17/2017	—	—	—	—

Paul S. Davit (6)	25,000	—	—	42.78	3/1/2012	10,000	95,300	10,000	95,300
	25,000	—	—	42.78	3/1/2012	5,250	50,032.50	5,250	50,032.50
	30,000	—	—	23.66	8/13/2012	15,000	142,950	15,000	142,950
	30,000	—	—	14.15	2/6/2014	10,000	95,300	10,000	95,300
	30,000	—	—	15.13	3/26/2014	31,900	304,007	31,900	304,007
	50,000	—	—	6.95	5/12/2015	—	—	—	—
	25,000	25,000	25,000	6.97	11/23/2015	—	—	—	—
	14,800	44,400	44,400	8.04	4/3/2016	—	—	—	—
	17,500	52,500	52,500	7.40	5/18/2016	—	—	—	—
	—	100,000	100,000	8.59	1/17/2017	—	—	—	—

(1)	Calculated by multiplying the number of shares or units by $9.53, the closing price of the Company’s Common Stock on December 31, 2007.

(2)	Of Mr. Buchalter’s unvested option awards, 102,000 options vest in tranches of 51,000 options on each of November 23, 2008 and 2009; 187,629 options vest in tranches of 62,543 options on each of April 3, 2008, 2009 and 2010; 222,360 options vest in tranches of 74,120 options on each of May 18, 2008, 2009 and 2010; and 578,000 options vest in tranches of 144,500 options on each of January 18, 2008, 2009, 2010 and 2011. Of Mr. Buchalter’s unvested restricted stock and restricted stock unit awards, 52,500 shares vest in tranches of 22,500 shares on December 22, 2008 and 30,000 shares on December 22, 2009; 120,000 shares vest in tranches of 36,000 shares on each of November 23, 2008 and 2009 and 48,000 shares on November 23, 2010; 198,100 shares vest in tranches of 59,430 shares on each of April 3, 2009 and 2010 and 79,240 shares on April 3, 2011; and 100,000 shares vest in tranches of 33,333 on each of January 17, 2008 and 2009 and 33,334 shares on January 17, 2010.

(3)	Of Mr. Tooman’s unvested option awards, 25,000 options vest in tranches of 12,500 options on November 23, 2008 and 2009; 77,625 options vest in tranches of 25,875 options on April 3, 2008, 2009 and 2010; 92,025 options vest in tranches of 30,675 options on May 18, 2008, 2009 and 2010; and 300,000 options vest in tranches of 75,000 options on January 17, 2008, 2009, 2010 and 2011. Of Mr. Tooman’s unvested restricted stock and restricted stock unit awards, 25,000 shares vest in tranches of 7,500 shares on January 5, 2008 and 2009 and 10,000 shares on January 5, 2010; 15,000 shares vest in tranches of 4,500 shares on May 12, 2008 and 2009 and 6,000 shares on May 12, 2010; 10,000 shares vest in tranches of 3,000 shares on November 23, 2008 and 2009 and 4,000 shares on November 23, 2010; 55,800 shares vest in tranches of 16,740 shares on April 3, 2009 and 2010 and 22,320 shares on April 3, 2011; and 25,000 shares vest in tranches of 8,333 on January 17, 2008 and 2009 and 8,334 shares on January 17, 2010.

(4)	Of Dr. Horak’s unvested option awards, 100,000 options vest in tranches of 50,000 options on September 2, 2008 and 2009; 17,500 options vest in tranches of 8,750 options on November 23, 2008 and 2009; 92,175 options vest in tranches of 30,725 options on April 3, 2008, 2009 and 2010; 109,275 options vest in tranches of 36,425 options on May 18, 2008, 2009 and 2010; and 300,000 options vest in tranches of 75,000 options on January 17, 2008, 2009, 2010 and 2011. Of Dr. Horak’s unvested restricted stock and restricted stock unit awards, 50,000 vest in tranches of 15,000 shares on September 2, 2008 and 2009 and 20,000 shares on September 2, 2010; 7,500 shares vest in tranches of 2,250 shares on November 23, 2008 and 2009 and 3,000 shares vest on November 23, 2010; 66,200 shares vest in tranches of 19,860 shares on April 3, 2009, 2010 and 26,480 shares vest on April 3, 2011; and 25,000 shares vest in tranches of 8,333 on January 17, 2008 and 2009 and 8,334 shares on January 17, 2010.

(5)	Of Mr. del Campo’s unvested option awards, 25,000 options vest in tranches of 12,500 options on November 23, 2008 and 2009; 58,500 options vest in tranches of 19,500 options on April 3, 2008, 2009 and 2010; 69,375 options vest in tranches of 23,125 options on May 18, 2008, 2009 and 2010; and 300,000 options vest in tranches of 75,000 options on January 17, 2008, 2009, 2010 and 2011. Of Mr. del Campo’s unvested restricted stock and restricted stock unit awards, 10,000 shares vest on August 29, 2008; 5,250 shares vest in tranches of 2,250 shares on February 6, 2008 and 3,000 shares on February 6, 2009; 15,000 shares vest in tranches of 4,500 shares on May 12, 2008 and 2009 and 6,000 shares on May 12, 2010; 10,000 shares vest in tranches of 3,000 shares on November 23, 2008 and 2009 and 4,000 shares on November 23, 2010; 42,000 shares vest in tranches of 12,600 shares on April 3, 2009 and 2010 and 16,800 shares on April 3, 2011; and 25,000 shares vest in tranches of 8,333 on January 17, 2008 and 2009 and 8,334 shares on January 17, 2010.

(6)	Of Mr. Davit’s unvested option awards, 25,000 options vest in tranches of 12,500 options on November 23, 2008 and 2009; 44,400 options vest in tranches of 14,800 options on each of April 3, 2008, 2009 and 2010; 52,500 options vest in tranches of 17,500 options on May 18, 2008, 2009 and 2010; and 100,000 options vest in tranches of 25,000 options on January 17, 2008, 2009, 2010 and 2011. Of Mr. Davit’s unvested restricted stock and restricted unit awards, 10,000 shares vest on August 29, 2008; 5,250 shares vest in tranches of 2,250 shares on February 6, 2008 and 3,000 shares on February 6, 2009; 15,000 shares vest in tranches of 4,500 shares on May 12, 2008 and 2009 and 6,000 shares on May 12, 2010; 10,000 shares vest in tranches of 3,000 shares on November 23, 2008 and 2009 and 4,000 shares on November 23, 2010; and 31,900 shares vest in tranches of 9,570 shares on April 3, 2009 and 2010 and 12,760 shares on April 3, 2011.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2007
     The following table sets forth the information with respect to the Named Executive Officers concerning option exercises and stock vested on an aggregated basis for the fiscal year ended December 31, 2007.
OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized on Exercise	Number of Shares	Value Realized on Vesting
Name	Acquired on Exercise (#)	($)	Acquired on Vesting (#)	($)(1)
Jeffrey H. Buchalter	—	—	23,578	225,272.18
Craig A. Tooman	—	—	—	—
Ivan D. Horak	—	—	—	—
Ralph del Campo	—	—	9,750	80,985.00
Paul S. Davit	—	—	9,750	80,985.00

(1)	Calculated by multiplying the number of shares or units by the closing price of the Company’s Common Stock on the date of vesting.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
     The following table sets forth the information with respect to the Named Executive Officers concerning compensation deferred under our Executive Deferred Compensation Plan for the fiscal year ended December 31, 2007.
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2007

	Executive	Registrant		Aggregate
	Contributions in Last	Contributions inLast	Aggregate Earnings	Withdrawals /	Aggregate Balance at
Name	FY ($)	FY ($)	in Last FY ($)	Distributions ($)	Last FYE ($)
Jeffrey H. Buchalter	894,591	46,957	(19,022)	1,399,110	1,040,282
Craig A. Tooman	80,000	17,427	15,354	—	428,685
Ivan D. Horak	20,000	16,199	1,838	—	58,669
Ralph del Campo	—	—	25,379	—	520,430
Paul S. Davit	142,570	6,235	52,384	—	434,511
     See “Compensation Discussion and Analysis – Components of the Compensation Package – Executive Deferred Compensation Plan” for a discussion of the terms of our Executive Deferred Compensation Plan.
Potential Payments Upon Termination or Change in Control
     See “Compensation Discussion and Analysis – Components of the Compensation Package – Potential Payments Upon Termination or Change in Control: Employment and Separation Agreements” for a discussion of the potential payments due to each of our Named Executive Officers upon a termination or change in control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Ownership of and transactions in the Company’s Common Stock by executive officers and directors of the Company and owners of 10% or more of the Company’s outstanding Common Stock are required to be reported to the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on the Company’s review of such reports and written representations from certain reporting persons, during the fiscal year ended December 31, 2007, all such reports were filed in a timely manner.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on these reviews and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the fiscal year ended December 31, 2007.
THE COMPENSATION COMMITTEE
Goran A. Ando, M.D., Chairman
Rolf A. Classon
Victor P. Micati
TRANSACTIONS WITH RELATED PERSONS
     The Board of Directors has adopted a formal written policy that the Company not enter into any “related party transaction” (defined consistent with Item 404 of Regulation S-K) unless the Finance and Audit Committee or a comparable committee of disinterested directors approves such transaction. No member of the Finance and Audit Committee or comparable committee shall participate in the review or approval of any related party transaction or any material amendment thereto where that member is a related party in that transaction. In reviewing and approving any related party transaction or any material amendment thereto, the Finance and Audit Committee or comparable committee shall satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or material amendment, and shall determine that the related party transaction or material amendment thereto is fair to the Company. There were no related party transactions during the year ended December 31, 2007.
REPORT OF THE FINANCE AND AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
     The Company’s Finance and Audit Committee consists of four independent members of the Board of Directors as defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Board of Directors adopted a written charter for the Finance and Audit Committee on June 7, 2000 and the Finance and Audit Committee reviewed and revised such charter on September 11, 2002 and on March 15, 2006.
     The primary purpose of the Finance and Audit Committee is to assist the Board of Directors in its oversight responsibilities by monitoring the integrity of the Company’s financial reporting process and financial statements, the systems of internal controls and controls over financial reporting, the compliance by the Company with legal and regulatory requirements, and the performance and independence of the Company’s independent auditors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the maintenance of policies and internal controls necessary to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and conducting an audit of the Company’s consolidated financial statements and effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements and performing such other procedures required by applicable Statements of Auditing Standards or requested by the Committee. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent auditors.

     The Finance and Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management. Furthermore, the Finance and Audit Committee has discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. Also, the Finance and Audit Committee has received the written disclosures and letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed with KPMG such auditing firm’s independence. Based on these reviews and discussions the Finance and Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the last fiscal period for filing such report with the SEC.
THE FINANCE AND AUDIT COMMITTEE
Robert C. Salisbury, Chairman
Rolf A. Classon
Robert LeBuhn
Phillip M. Renfro

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information as of April 8, 2008 concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company’s voting stock, each director, each current executive officer named in the Summary Compensation Table and all directors and current executive officers of the Company as a group:

	Amount and
	Nature of		Percentage of
	Beneficial		Voting Stock
Name and Address of Beneficial Owner or Identity of Group(1)	Ownership(2)		Outstanding(3)
Jeffrey H. Buchalter	2,996,641	(4)	6.32%
Dr. Goran A. Ando	70,182	(5)	*
Rolf A. Classon	99,877	(6)	*
Robert LeBuhn	161,076	(7)	*
Victor P. Micati	70,182	(8)	*
Phillip M. Renfro	55,512	(9)	*
Robert C. Salisbury	59,213	(10)	*
Paul S. Davit	356,756	(11)	*
Ralph del Campo	494,239	(12)	1.09
Dr. Ivan D. Horak	401,133	(13)	*
Craig A. Tooman	535,433	(14)	1.18
Group comprised of Iridian Asset Management LLC, The Governor and Company of the Bank of Ireland, BIAM Holdings, BancIreland (US) Holdings, Inc. and BIAM (US) Inc., 276 Post Road West, Westport, CT 06880.	6,404,249	(15)	14.31
Group comprised of Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca (together, the “Highbridge Group”), 9 West 57th Street, 27th Floor, New York, NY 10019 and (for Highbridge International LLC, Highbridge Capital Corporation, Highbridge GP, Ltd. and Highbridge Master L.P.) The Cayman Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Island, British West Indies.
	5,026,176	(16)	11.23
Pequot Capital Management, Inc., 500 Nyala Farm Road, Westport, CT 06880.	4,574,500	(17)	10.22
Group comprised of Renaissance Technologies Corp. and James H. Simons, 800 Third Avenue, New York, NY 10022.	3,541,284	(18)	7.91
Group comprised of OppenheimerFunds, Inc., and Oppenheimer Global Opportunities Fund, Two World Financial Center, 225 Liberty Street, 11th Floor, New York, NY 10281.	3,403,510	(19)	7.60
Group comprised of Carl C. Icahn and affiliated entities, 767 Fifth Avenue, New York, NY 10153.	3,072,103	(20)	6.86
JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017.	3,002,352	(21)	6.71
Group comprised of Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investor Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG, 45 Fremont Street, San Francisco, CA 94105.	2,503,435	(22)	5.59

	Amount and
	Nature of		Percentage of
	Beneficial		Voting Stock
Name and Address of Beneficial Owner or Identity of Group(1)	Ownership(2)		Outstanding(3)
Group comprised of DellaCamera Capital Master Fund, Ltd., DellaCamera Capital Fund, Ltd., DellaCamera Capital Management, LLC, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato, 200 Park Avenue, Suite 3300, New York, NY 10166.	2,414,481	(23)	5.39
Group comprised of Citadel Limited Partnership, Citadel Investment Group, L.L.C., Citadel Investment Group II, L.L.C., Kenneth Griffin, Citadel Holdings I LP, Citadel Holdings II LP, Citadel Advisors LLC, Citadel Equity Fund Ltd., Citadel Derivatives Trading Ltd. and Citadel Derivatives Group LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.	2,414,236	(24)	5.39
All Executive Officers and Directors as a group (11 persons)	5,300,244	(25)	10.75

*	Less than one percent

(1)	The address of all current executive officers and directors listed above is in the care of the Company.

(2)	All shares listed are Common Stock. Except as discussed below, none of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act and the beneficial owner has sole voting and investment power, subject to community property laws where applicable. A person’s beneficial ownership includes unvested shares of restricted Common Stock.

(3)	Based on 44,766,269 shares of Common Stock which were issued and outstanding as of April 8, 2008. Each share of Common Stock is entitled to one vote. The percentage of voting stock outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of April 8, 2008 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of April 8, 2008 plus (B) the number of shares of Common Stock issuable upon exercise of options held by such stockholder and which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008 plus (C) restricted stock units which vest within 60 days after April 8, 2008.

(4)	Includes 2,660,074 shares subject to options which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008.

(5)	Includes 65,000 shares subject to options which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008.

(6)	Includes 85,000 shares subject to options which were exercisable as of April 8, 2008 will become exercisable within 60 days after April 8, 2008.

(7)	Includes 75,000 shares subject to options which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008.

(8)	Includes 65,000 shares subject to options which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008.

(9)	Includes 50,000 shares subject to options which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008.

(10)	Includes (i) 50,000 shares subject to options which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008 and (ii) 1,199 restricted stock units which shall vest within 60 days after April 8, 2008.

(11)	Includes (i) 304,600 shares subject to options which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008, (ii) 4,500 restricted stock units which shall vest within 60 days after April 8, 2008 and (iii) 300 shares held through Mr. Davit’s 401(k) account.

(12)	Includes (i) 395,250 shares subject to options which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008, (ii) 4,500 restricted stock units which shall vest within 60 days after April 8, 2008 and (iii) 101 shares held through Mr. del Campo’s 401(k) account.

(13)	Includes 326,800 shares subject to options which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008.

(14)	Includes 438,100 shares subject to options which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008 and 4,500 restricted stock units which shall vest within 60 days after April 8, 2008.

(15)	Information concerning stock ownership was obtained from Amendment No. 1 to Schedule 13G/A filed with the SEC on February 4, 2008. Iridian is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Iridian Asset Management LLC (“Iridian”) has direct beneficial ownership of the shares of Common Stock of the Company in the accounts for which it serves as the investment advisor under its investment management agreements. Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of 6,404,249 shares of Common Stock of the Company. Iridian, The Governor and Company of the Bank of Ireland (“Bank of Ireland”), BIAM Holdings (“Holdings”), BancIreland (US) Holdings, Inc. (“BancIreland”) and BIAM (US) Inc. (“BIAM”) each reported shared voting and investment power with respect to all 6,404,249 shares. BIAM, as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian. BancIreland, as the sole shareholder of BIAM (US) Inc. may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BIAM. Holdings, as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BancIreland. Bank of Ireland, as the sole shareholder of Holdings, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Holdings.

(16)	Information concerning stock ownership was obtained from Amendment No. 1 to Schedule 13G/A filed with the SEC on February 14, 2007. Includes (i) 4.0% Convertible Senior Notes due 2013 convertible into 3,979,056 shares of Common Stock of the Company issuable to Highbridge International LLC and (ii) 1,047,120 shares of Common Stock of the Company issued to Highbridge Convertible Arbitrage Master Fund, L.P. (“HCAMF”). Each member of the Highbridge Group except HCAMF may be deemed the beneficial owner of the shares in (i) above and reported shared voting and investment power with respect to the shares in (i) above. Each of HCAMF, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of the shares in (ii) above and reported shared voting and investment power with respect to the shares in (ii) above. Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., HCAMF and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Each member of the Highbridge Group disclaims beneficial ownership of shares of Common Stock of the Company owned by Highbridge International LLC.

(17)	Information concerning stock ownership was obtained from Amendment No. 3 to Schedule 13G/A filed with the SEC on January 10, 2008. Pequot has sole voting power over 3,993,600 shares and sole investment power over all 4,574,500 shares. Pequot is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of these shares through the investment discretion Pequot exercises over its clients’ accounts.

(18)	Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on February 13, 2008. Includes shares beneficially held by Renaissance and James H. Simons, the control person of Renaissance. Dr. Simons and Renaissance have each reported sole voting and investment power with respect to all 3,541,284 shares. Certain funds and accounts managed by Renaissance have the right to receive dividends and proceeds from the sale of the shares filed on the Schedule 13G/A. RIEF Trading LLC holds of record more than 5% of such shares.

(19)	Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 5, 2008. OppenheimerFunds, Inc. has reported shared voting and investment power with respect to all 3,403,510 shares. Oppenheimer Global Opportunities Fund has reported shared voting and investment power over 3,000,000 shares.

(20)	Information concerning stock ownership was obtained from the Schedule 13D filed with the SEC on March 14, 2008 by Carl C. Icahn and various entities affiliated with him. An entity affiliated with Mr. Icahn has reported sole voting and investment power over all 3,072,103 shares.

(21)	Information concerning stock ownership was obtained from Schedule 13G filed with the SEC on February 11, 2008. JPMorgan Chase & Co. reported sole voting and investment power with respect to all 3,002,352 shares.

(22)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 5, 2008. Barclays Global Investors, N.A. reported sole voting power with respect to 1,195,456 shares and sole investment power with respect to 1,348,684 shares. Barclays Global Fund Advisors reported sole voting and investment power with respect to 1,154,751 shares. The shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(23)	Information concerning stock ownership was obtained from Amendment No. 2 to Schedule 13D filed with the SEC on February 12, 2008, by DellaCamera Capital Master Fund, Ltd., a Cayman Islands exempted company, DellaCamera Capital Fund, Ltd., a Cayman Islands exempted company, DellaCamera Capital Management, LLC, a Delaware limited liability company, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato. The 2,414,481 shares of Common Stock beneficially owned are comprised of: (a) 1,964,481 shares of Common Stock, and (b) options exercisable for 450,000 shares of Common Stock. The foregoing entities and individuals reported shared voting and investment power with respect to all 2,414,481 shares.

(24)	Information concerning stock ownership was obtained from Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2008. Citadel Investment Group, LLC, Citadel Investment Group II, LLC, Citadel Limited Partnership, Kenneth Griffin, Citadel Holdings I LP, Citadel Holdings II LP, Citadel Advisors LLC, Citadel Equity Fund Ltd., Citadel Derivatives Group LLC and Citadel Derivatives Trading Ltd. each reported shared voting and investment power with respect to all 2,414,236 shares.

(25)	Includes 4,514,824 shares subject to options which were exercisable as of April 8, 2008 or which will become exercisable within 60 days after April 8, 2008 and 14,699 restricted stock units which shall vest within 60 days after April 8, 2008.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT AUDITORS
     The Finance and Audit Committee of the Board of Directors, pursuant to authority granted by the Board of Directors, has approved the retention of KPMG LLP (“KPMG”), independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2008. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from stockholders.
Pre-Approval Policies and Procedures
     The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent accountants in order to assure that the provision of such services does not impair the accountants’ independence. The Audit Committee specifically pre-approves all audit fees, audit related fees, tax service fees and all other fees. The Audit Committee has delegated authority to the Chair of the Committee to approve any services not specifically pre-approved by the Committee provided that disclosure of such services and fees is made to the Audit Committee at the next scheduled meeting following such approval.
Audit Fees, Audit Related Fees, Tax Fees and All Other Fees
     The following table sets forth the aggregate fees billed to the Company by KPMG for professional services rendered for the fiscal years ended December 31, 2006 and 2007:

	Fiscal Year Ended	Fiscal Year Ended
	December 31,	December 31,
	2007	2006
Audit fees (1)	$794,700	$979,200
Audit related fees	—	—
All Other Fees	—	—
Total fees	$794,700	$979,200

(1)	Includes services relating to the audit of the annual consolidated financial statements, review of quarterly financial statements, issuance of consents and comfort letters, review of documents filed with the SEC, accounting consultations, and the audit of management effectiveness of internal controls over financial reporting.
     The Finance and Audit Committee has considered whether the provision of all other services by KPMG is compatible with maintaining KPMG’s independence and concluded that KPMG is “independent”.
     The Board of Directors recommends a vote FOR ratification of the selection of KPMG, independent registered public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2008 (Proposal No. 2 on the Proxy Card).

ANNUAL REPORT TO STOCKHOLDERS
     The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2007 accompanies this Proxy Statement.
STOCKHOLDER PROPOSALS
     Stockholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Enzon Pharmaceuticals, Inc., at 685 Route 202/206, Bridgewater, New Jersey 08807, and must be received by December 17, 2008. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by January 20, 2009. The Company’s Amended and Restated By-laws, as amended, require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Company’s Amended and Restated By-laws, as amended, not later than January 22, 2009 and not earlier than December 23, 2008.
     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
By Order of the Board of Directors,

Paul S. Davit
Corporate Secretary
Bridgewater, New Jersey
April 16, 2008

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY CARD
ENZON PHARMACEUTICALS, INC.
ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Jeffrey H. Buchalter and Craig A. Tooman and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated on the reverse side, on all proposals and in the discretion of the proxies on such other matters as may properly come before the annual meeting of stockholders of Enzon Pharmaceuticals, Inc. (the “Company”) to be held on May 22, 2008 or any adjournment(s), postponement(s), or other delay(s) thereof (the “Annual Meeting”), all shares of common stock of the Company to which the undersigned is entitled to vote at the Annual Meeting.
(Continued, and to be marked, dated and signed as instructed on the other side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

     UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1 AND 2.

Please mark your votes like this	☒

(1)	Election of the following nominees as Class III Directors to serve in such capacities until their successors are duly elected and qualified:

Rolf A. Classon
Robert LeBuhn
Robert C. Salisbury

WITHHOLD
FOR	AUTHORITY
ALL	FOR ALL
☐	☐

(2)	Ratification of the selection of KPMG LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(Authority to vote for any individual nominee(s) may be withheld by marking the “FOR” box above and lining through the name(s) of such nominee(s).)

☐	Please check this box if you expect to attend the Annual Meeting in person.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Sign Here:	Signature (if held jointly):	Capacity (Title or Authority, i.e. Executor, Trustee):	Date:

(Please sign exactly as name appears hereon, date and return. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)